NEWS RELEASE
PHIL LYNCH	JAY KOVAL
VICE PRESIDENT	VICE PRESIDENT
DIRECTOR CORPORATE COMMUNICATIONS	DIRECTOR INVESTOR
AND PUBLIC RELATIONS	RELATIONS
502-774-7928	502-774-6903

FOR IMMEDIATE RELEASE

BROWN-FORMAN BOARD ANNOUNCES 2-FOR-1 STOCK SPLIT
AND DECLARES CASH DIVIDEND

Louisville, KY, May 26, 2016 - The Brown-Forman Corporation (NYSE:BFA, BFB) Board of Directors approved a two-for-one stock split for all shares of Class A and Class B common stock to be paid in the form of a stock dividend.
Paul Varga, the company’s Chief Executive Officer commented, “The recommended two-for-one stock split reflects the company’s confidence in our ability to sustainably grow our sales, earnings, and cash flow over the long term, and marks the seventh split in 35 years.”
Implementation of the stock split is subject to approval by holders of Class A common stock at the company’s annual meeting of stockholders scheduled to be held on July 28, 2016. Class A stockholders will be asked to approve an increase in the number of authorized shares of the company’s Class A common stock from 85 million to 170 million. The number of authorized shares of Class B common stock does not need to be increased in order to effectuate the stock split.
If approved, the record date for the stock split is anticipated to be on or about August 8, 2016. Each stockholder of record of Class A common stock on the close of business on the record date will receive one additional share of Class A common stock for each share of Class A common stock they hold. Likewise, each stockholder of record of Class B common stock on the close of business on the record date will receive one additional share of Class B common stock for each share of Class B common stock they hold. The new shares are expected to be distributed on or about August 18, 2016. Additional details of the annual meeting and the proposed stock split will be included in the company’s proxy statement, which is expected to be filed in June.

Brown-Forman’s common stock began trading in 1933 following the repeal of Prohibition, and has split twelve times since the original listing. Assuming there had been no splits over that time period, one share of Class B stock would be worth approximately $134,000 today.
Brown-Forman’s Board of Directors also approved a regular quarterly cash dividend of 34 cents per share on its Class A and Class B common stock. Stockholders of record on June 6, 2016, will receive the cash dividend on July 1, 2016. With this dividend, Brown-Forman will have paid regular quarterly cash dividends for 70 consecutive years and increased the dividend for 32 consecutive years.

For more than 145 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s & Cola, Jack Daniel’s Tennessee Honey, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Korbel, el Jimador, Woodford Reserve, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, and Chambord. Brown-Forman’s brands are supported by nearly 4,400 employees and sold in approximately 160 countries worldwide. For more information about the company, please visit http://www.brown-forman.com.

Important Information on Forward-Looking Statements:
This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:

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Unfavorable global or regional economic conditions, and related low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

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Risks associated with being a U.S.-based company with global operations, including commercial, political and financial risks; local labor policies and conditions; protectionist trade policies or economic or trade sanctions; compliance with local trade practices and other regulations, including anti-corruption laws; terrorism; and health pandemics

•	Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar

•	Changes in laws, regulations, or policies - especially those that affect the production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products

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Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or changes in related reserves, changes in tax rules (for example, LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, and the unpredictability and suddenness with which they can occur

•	Dependence upon the continued growth of the Jack Daniel’s family of brands

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Changes in consumer preferences, consumption or purchase patterns - particularly away from larger producers in favor of smaller distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; bar, restaurant, travel or other on-premise declines; shifts in demographic trends; unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation

•	Decline in the social acceptability of beverage alcohol products in significant markets

•	Production facility, aging warehouse or supply chain disruption

•	Imprecision in supply/demand forecasting

•	Higher costs, lower quality or unavailability of energy, water, raw materials, product ingredients, labor or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher implementation-related or fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

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Competitors’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships or investments - such as acquisition integration, or termination difficulties or costs, or impairment in recorded value

•	Inadequate protection of our intellectual property rights

•	Product recalls or other product liability claims; product counterfeiting, tampering, contamination, or product quality issues

•	Significant legal disputes and proceedings; government investigations (particularly of industry or company business, trade or marketing practices)

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects

•	Failure to attract or retain key executive or employee talent

•	Our status as a family “controlled company” under New York Stock Exchange rules
For further information on these and other risks, please refer to the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC.